Exhibit 99.1

Vivakor Regains Compliance with Nasdaq Minimum Bid Price Requirement

Dallas, TX – Accesswire - May 9, 2024 -Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), a clean energy technology company focused on the oil remediation and natural resources sectors, today announced that it has received notice from The Nasdaq Stock Market informing the Company that, after having a closing bid price at or greater than $1.00 per share for 10 consecutive business days from April 19 to May 2, 2024, the Company has regained compliance with the minimum closing bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market, and that the matter is now closed.

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ:VIVK), is a clean energy technology company focused on the oil remediation and natural resources sectors. Vivakor's corporate mission is to create, acquire, accumulate, and operate distinct assets, intellectual properties, and exceptional technologies. Its Silver Fuels Delhi, LLC, and White Claw Colorado City, LLC subsidiaries include crude oil gathering, storage, and transportation facilities, which feature long-term ten year take-or-pay contracts.

The Company’s patented Remediation Processing Centers allows for the environmentally-friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while recovering the oil and leaving the soil fully viable for reuse. The Company’s Remediation Processing Centers focus on extraction from shallow, oil-laden sands, along with other petroleum-based remediation projects. The Company currently has projects under development in Kuwait and in Houston, Texas. For more information, please visit our website: http://vivakor.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
P:949-281-2606
info@vivakor.com

ClearThink
nyc@clearthink.capital

SOURCE: Vivakor